Exhibit 3.62

THIRD AMENDED AND RESTATED

OPERATING AGREEMENT OF

CAVALIER TELEPHONE, L.L.C.

This Amended and Restated Operating Agreement (this “Agreement”) of Cavalier Telephone, L.L.C. (the “Company”), dated and effective as of June 3, 2011, is entered into by Cavalier Telephone Corporation, as the sole member (the “Member”).

WHEREAS, the Company was organized under the Virginia Limited Liability Company Act (as amended from time to time, the “Act”) by the filing of articles of organization with the State Corporation Commission of the Commonwealth of Virginia on October 6, 1998;

WHEREAS, pursuant to Exhibit A of that certain Second Amended and Restated Operating Agreement dated as of October 27, 1999 (the “Original Agreement”), the Member is the owner of all of the Membership Rights, Economic Interests and all other legal and beneficial ownership interests in the Company;

WHEREAS, the Member is executing this Agreement to set forth the terms governing the affairs of the Company and the conduct of its business and to continue the Company in accordance with this Agreement;

WHEREAS, upon execution of the Agreement, the Company will cease to have a manager and will be managed solely by its Member; and

NOW, THEREFORE, the Member, by execution of this Agreement, hereby agrees as follows:

1. Continuation. By its execution and delivery of this Agreement, the Member hereby agrees to continue the Company under the provisions of the Act. The Original Agreement hereby is amended and restated in its entirety.

2. Name. The name of the limited liability company continued hereby is Cavalier Telephone, L.L.C.

3. Purposes. The Company is formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Company is, engaging in any lawful act or activity for which limited liability companies may be formed under the Act.

4. Powers. In furtherance and not in limitation of its purposes, but subject to all of the provisions of this Agreement, the Company shall have the power and is hereby authorized to:

(a) Acquire by purchase, lease, contribution of property or otherwise, own, hold, sell, convey, transfer or dispose of any real or personal property, or any interest

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therein, that may be necessary, convenient or incidental to the accomplishment of the purposes of the Company;

(b) Act as a trustee, executor, nominee, bailee, director, officer, agent or in some other fiduciary capacity for any person or entity and to exercise all of the powers, duties, rights and responsibilities associated therewith;

(c) Take any and all actions necessary, convenient or appropriate as trustee, executor, nominee, bailee, director, officer, agent or other fiduciary, including the granting or approval of waivers, consents or amendments of rights or powers relating thereto and the execution of appropriate documents to evidence such waivers, consents or amendments;

(d) Operate, purchase, maintain, finance, improve, own, sell, convey, assign, mortgage, pledge, encumber, lease or demolish or otherwise dispose of any real or personal property that may be necessary, convenient or incidental to the accomplishment of the purposes of the Company;

(e) Borrow money, guaranty the obligations of other persons (including, without limitation, obligations of direct or indirect parent or subsidiary entities or affiliates of the Company) and issue evidences of indebtedness in furtherance of any or all of the purposes of the Company, and secure the same by mortgage, pledge or other lien on the assets of the Company;

(f) Invest any funds of the Company pending distribution or payment of the same pursuant to the provisions of this Agreement;

(g) Prepay, in whole or in part, refinance, recast, increase, modify or extend any indebtedness or guaranty of the Company and, in connection therewith, execute any extensions, renewals or modifications of any mortgage, pledge, security agreement or other encumbrance securing such indebtedness or guaranty;

(h) Enter into, perform and carry out contracts of any kind, including, without limitation, contracts with any person or entity affiliated with the Company or the Member, necessary to, in connection with, convenient to, or incidental to the accomplishment of the purposes of the Company;

(i) Employ or otherwise engage employees, managers, contractors, advisors, attorneys and consultants and pay reasonable compensation for such services;

(j) Enter into partnerships, limited liability companies, trusts, associations, corporations or other ventures with other persons or entities in furtherance of the purposes of the Company; and

(k) Do such other things and engage in such other activities related to the foregoing as may be necessary, convenient or incidental to the conduct of the business of the

Company, and have and exercise all of the powers and rights conferred upon limited liability companies formed pursuant to the Act.

5. Principal Business Office. The principal business office of the Company shall be located at such location as may hereafter be determined by the Member.

6. Registered Office. The address of the registered office of the Company in the Commonwealth of Virginia is c/o The Corporation Trust Company, 4701 Cox Road, Ste. 301, Glen Allen, VA 23060.

7. Registered Agent. The name and address of the registered agent of the Company for service of process on the Company in the Commonwealth of Virginia are The Corporation Trust Company, 4701 Cox Road, Ste. 301, Glen Allen, VA 23060.

8. Members. The name and the mailing address of the Member are as follows:

Name	Address

Cavalier Telephone Corporation	c/o PAETEC Holding Corp. 600 Willowbrook Office Park Fairport, NY 14450

9. Limited Liability. Except as otherwise provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and the Member shall not be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a member of the Company.

10. Capital Contributions. The Member may contribute cash or other property to the Company as it may determine.

11. Additional Contributions. The Member is not required to make any additional capital contribution to the Company. However, the Member may at any time make additional capital contributions to the Company. No other person or entity may make any capital contributions to the Company.

12. Allocation of Profits and Losses. The Company’s profits and losses shall be allocated solely to the Member.

13. Distributions. Distributions shall be made to the Member at the times and in the aggregate amounts determined by the Member. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make a distribution to the Member on account of its interest in the Company if such distribution would violate the Act or other applicable law.

14. Management. Management of the Company shall be vested in the Member. The Member shall have the power to do any and all acts necessary, convenient or incidental to or for the furtherance of the purposes described herein, including all powers, statutory or otherwise, possessed by members of a limited liability company under the laws of the Commonwealth of Virginia. The Member has the authority to bind the Company. Notwithstanding any other provision of this Agreement, the Member is authorized to execute and deliver any document on behalf of the Company without any vote or consent of any other person or entity.

15. Officers. The Member may, from time to time as it deems advisable, select natural persons who are employees or agents of the Company and designate them as officers of the Company (the “Officers”) and assign titles (including, without limitation, President, Vice President, Secretary, Assistant Secretary, and Treasurer) to any such person. Unless the Member decides otherwise, if the title is one commonly used for officers of a corporation organized under the Virginia Stock Corporation Act, the assignment of such title shall constitute the delegation to such person of the authorities and duties that are normally associated with that office. Any delegation pursuant to this Section 15 may be revoked at any time by the Member. An Officer may be removed with or without cause by the Member.

16. Other Business. Any Covered Person (as defined below) may engage in or possess an interest in other profit-seeking or business ventures of any kind, nature or description, independently or with others, whether or not such ventures are competitive with the Company and the doctrine of corporate opportunity, or any analogous doctrine, shall not apply to any Covered Person who acquires knowledge of a potential transaction, agreement, arrangement or other matter that may be an opportunity for the Company shall have any duty to communicate or offer such opportunity to the Company, and such Covered Person shall not be liable to the Company or to the other Covered Person bound by this Agreement for breach of any fiduciary or other duty by reason of the fact that such Covered Person pursues or acquires for, or directs such opportunity to another person or entity or does not communicate such opportunity or information to the Company. Neither the Company nor the Member nor any Covered Person bound by this Agreement shall have any rights or obligations by virtue of this Agreement or the relationship created hereby in or to such independent ventures or the income or profits or losses derived therefrom, and the pursuit of such ventures, even if competitive with the activities of the Company, shall not be deemed wrongful or improper. To the extent that, at law or in equity, a Covered Person has duties (including fiduciary duties) and liabilities relating thereto to the Company or to the Member, the Covered Person acting under this Agreement shall not be liable to Company or to the Member for its good faith reliance on the provisions of this Agreement. The provisions of this Agreement, to the extent that they restrict or eliminate the duties and liabilities of a Covered Person otherwise existing at law or in equity, are agreed by the parties hereto to replace such other duties and liabilities of the Covered Person.

17. Exculpation and Indemnification. Neither the Member nor any Officer nor any affiliate of the Company or the foregoing (each a “Covered Person”) shall be liable to the Company or any other person or entity who is bound by this Agreement for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such Covered Person by this Agreement, except that the Covered Person shall be liable for any such loss, damage or claim incurred by reason of such Covered Person’s gross negligence or willful misconduct. To the full extent permitted by applicable law, the Covered Persons shall be entitled to indemnification from the Company for any loss, damage or claim incurred by such Covered Person by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such Covered Person by this Agreement, except that the Covered Person shall not be entitled to be indemnified in respect of any loss, damage or claim incurred by such Covered Person by reason of its gross negligence or willful misconduct with respect to such acts or omissions; provided, however, that any indemnity under this Section 17 shall be provided out of and to the extent of Company assets only, and the Member shall not have personal liability on account thereof.

18. Assignments. The Member may at any time assign in whole or in part its limited liability company interest in the Company; provided, however, that if the Member transfers all of its interest in the Company pursuant to this Section 18, the transferee shall be admitted to the Company upon its execution of an instrument signifying its agreement to be bound by the terms and conditions of this Agreement. Such admission shall be deemed effective immediately prior to the transfer, and, immediately following such admission, the transferor Member shall cease to be a member of the Company.

19. Resignation. The Member may at any time resign from the Company; provided, however, that if the Member resigns, an additional member shall be admitted to the Company, subject to Section 20 hereof, upon its execution of an instrument signifying its agreement to be bound by the terms and conditions of this Agreement. Such admission shall be deemed effective immediately prior to the resignation, and, immediately following such admission, the Member shall cease to be a member of the Company.

20. Admission of Additional Members. One or more additional members of the Company may be admitted to the Company with the written consent of the Member.

21. Dissolution.

(a) The Company shall dissolve and its affairs shall be wound up upon the first to occur of the following: (i) the written consent of the Member; (ii) at any time there are no members of the Company unless the Company is continued in accordance with the Act; or (iii) the entry of a decree of judicial dissolution of the Company under Section 13.1-1047 of the Act.

(b) The bankruptcy (within the meaning of Sections 13.1-1002 and 13.1-1040.1 of the Act) of the Member shall not cause it to cease to be a member of the Company and upon the occurrence of such an event, the business of the Company shall continue without dissolution.

(c) In the event of dissolution, the Company shall conduct only such activities as are necessary to wind up its affairs (including the sale of the assets of the Company in an orderly manner), and the assets of the Company shall be applied in the manner, and in the order of priority, set forth in Section 13.1-1049 of the Act.

(d) Upon the cancellation of the certificate of organization of the Company in accordance with the Act, the Company and this Agreement shall terminate.

22. Separability of Provisions. Each provision of this Agreement shall be considered separable, and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Agreement that are valid, enforceable and legal.

23. Entire Agreement. This Agreement constitutes the entire agreement of the Member with respect to the subject matter hereof.

24. Governing Law. This Agreement shall be governed by, and construed under, the laws of the Commonwealth of Virginia (without regard to conflict of laws principles), all rights and remedies being governed by said laws.

25. Amendments. This Agreement may not be modified, altered, supplemented or amended except pursuant to a written agreement executed and delivered by the Member.

26. Sole Benefit of Member. Except as expressly provided in Section 17, the provisions of this Agreement are intended solely to benefit the Member and, to the fullest extent permitted by applicable law, shall not be construed as conferring any benefit upon any creditor of the Company (and no such creditor shall be a third-party beneficiary of this Agreement), and the Member shall not have any duty or obligation to any creditor of the Company to make any contributions or payments to the Company.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, has duly executed this Agreement as of the date first written above.

CAVALIER TELEPHONE CORPORATION

By:	/s/ Mary K. O’Connell
Name:	Mary K. O’Connell
Title:	Executive Vice President, General Counsel and Secretary